Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of European Biotech Acquisition Corp. (the “Company”) on Amendment No. 4 to Form S-1 (File No. 333-253220) of our report dated February 5, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of European Biotech Acquisition Corp. as of January 18, 2021 and for the period from January 8, 2021 (inception) through January 18, 2021, appearing in the Registration Statement of European Biotech Acquisition Corp. (the “Company”) (File No. 333-253220).

/s/ Marcum llp

Marcum llp

New York, NY

March 15, 2021